Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151007 on Form S-3 and Registration Statement No. 333-166630 on Form S-8 of our report dated February 23, 2011 (May 11, 2011 as to the effects of the 2011 discontinued operations described in Note 3), relating to the consolidated financial statements and financial statement schedules of Inland Western Retail Real Estate Trust, Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for noncontrolling interests) appearing in this Current Report on Form 8-K of Inland Western Retail Real Estate Trust, Inc. dated May 11, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 11, 2011